Exhibit 99.1

[BERKSHIRE HILLS BANCORP, INC., LOGO]
Berkshire Hills Reports Final Merger Consideration For
Beacon Federal Bancorp Shareholders

Pittsfield, MA – October 26, 2012 – Berkshire Hills Bancorp, Inc. (Nasdaq: BHLB) today announces the cash/stock election results for its acquisition of Beacon Federal Bancorp on October 19, 2012.

Berkshire CEO Michael Daly stated, “We are pleased with the strong demand for our stock demonstrated in this election.  Nearly 90% of those who voted chose Berkshire stock for their consideration.  Our stock closed at $23.70 yesterday, which was up by 9% from the $21.82 closing price on the date of our merger agreement.  We are issuing approximately 2.7 million new Berkshire shares to former Beacon shareholders.  With this merger consideration, we now have nearly 25 million shares outstanding, with a current market capitalization near $600 million.  This increase is expected to improve the liquidity and visibility of our stock.  We welcome our new shareholders from Beacon, who will be eligible for the $0.18/share dividend that we just declared, and which has been increased by 6% beginning with the upcoming payment.  We will be celebrating this growth when we ring the opening bell of the New York Stock Exchange on November 29 subsequent to the transfer of our stock listing to that exchange in November.”

Under the terms of the merger agreement, 50% of the outstanding Beacon shares of common stock were exchanged for shares of Berkshire Hills Bancorp common stock, and 50% of the 5.87 million outstanding Beacon common shares were exchanged for cash. Under the agreement, Beacon shares converted to Berkshire stock were entitled to receive 0.92 Berkshire shares for each share converted.  Shares converted to cash were to receive $20.50 in cash for each share converted.

An election was held among Beacon shareholders as to the form of merger consideration. The holders of 4.831 million shares, or 82.3% of the outstanding Beacon shares, elected to receive Berkshire Hills Bancorp common stock. The holders of 655 thousand shares, or 11.1%, elected to receive cash; and the holders of 386 thousand shares, or 6.6%, did not submit elections or submitted an election expressing no preference. Based on final election results and applying the proration provisions set forth in the merger agreement, Beacon shareholders will receive the following merger consideration:

•	Beacon shareholders will receive approximately 0.5590 shares of Berkshire Hills Bancorp common stock and $8.04 in cash for each Beacon share for which they made a valid stock election;

BHLB – Berkshire Hills Bancorp                                                                          Page  1                      www.berkshirebank.com

•	Beacon shareholders will receive $20.50 per share for each Beacon share for which they made a valid cash election; and

•	Beacon shareholders who expressed no preference or who did not make a valid election will receive $20.50 in cash for each Beacon share tendered.

Berkshire’s agent will distribute on October 26, 2012 the cash consideration and a confirmation of the number of shares of Berkshire Hills common stock owned by former shareholders of record of Beacon to such shareholders.  Under the merger agreement, fractional shares of Berkshire Hills common stock will not be issued. Instead, Beacon shareholders will receive cash in lieu of fractional shares based on the $23.22 average closing price of Berkshire Hills common stock for the five consecutive trading days ended October 18, 2012.  Questions about the distribution of merger consideration should be addressed to Berkshire’s agent, Registrar and Transfer Company, at 800-368-5948.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank – America’s Most Exciting BankSM. Including the acquisition of Beacon Federal Bancorp, the Company has approximately $5.5 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

# # #

CONTACT

David Gonci
Investor Relations Officer
413-281-1973

BHLB – Berkshire Hills Bancorp                                                                          Page  2                       www.berkshirebank.com